EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2019 Net Income of $4.5 Million, or $0.92 per Share

ELMIRA, N.Y., April 17, 2019 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $4.5 million, or $0.92 per share, for the first quarter of 2019, compared to $4.4 million, or $0.92 per share, for the first quarter of 2018.

Anders M. Tomson, Chemung Financial Corporation CEO, stated:

“We are pleased to report a strong first quarter, which included a 6.4% increase in interest income and a 4.7% reduction in non-interest expenses, when compared to the first quarter of last year.  Unfortunately, an increase in our first quarter provision for loan losses was required due to a nonperforming commercial loan relationship in our legacy market.  We remain diligent in our efforts to work with the borrower in expectation of full satisfaction of the debt.  As we move forward through the year, we are cognizant of increased lending demand within several regions of our footprint and remain optimistic of the balance sheet growth opportunity that this level of activity would provide.”

First Quarter Highlights1

  Total interest and dividend income increased $1.0 million, or 6.4%
  Net interest income increased $0.3 million, or 1.8%
  Provision for loan losses increased $0.4 million, or 54.2%
  Total non-interest expense decreased $0.7 million, or 4.7%
  Total assets increased $14.2 million, or 0.8%
  Securities available for sale increased $24.5 million, or 10.1%
  Dividends declared during the first quarter of 2019 were $0.26 per share

A more detailed summary of financial performance follows.

1 Balance sheet comparisons are calculated for March 31, 2019 versus December 31, 2018.  Income statement comparisons are calculated for the first quarter of 2019 versus the first quarter of 2018.

1st Quarter 2019 vs 1st Quarter 2018

Net Interest Income:

Net interest income for the current quarter totaled $15.2 million compared with $14.9 million for the same period in the prior year, an increase of $0.3 million, or 1.8%, due primarily to a $1.0 million increase in total interest and dividend income, offset by a $0.7 million increase in total interest expense.  Interest and fees from loans increased $0.4 million and interest from interest-earning deposits increased $0.7 million, while interest and dividends from investments decreased $0.1 million in the first quarter of 2019 as compared to the same period in the prior year.  Interest expense on deposits increased $1.0 million, while interest expense on securities sold under agreements to repurchase decreased $0.1 million and interest expense on borrowed funds decreased $0.1 million in the first quarter of 2019 when compared to the same period in the prior year.  Fully taxable equivalent net interest margin was 3.71% in the first quarter of 2019, compared with 3.75% for the same period in the prior year.  The average yield on interest-earning assets increased 13 basis points, while the average cost of interest-bearing liabilities increased 26 basis points in the first quarter of 2019, compared to the same period in the prior year.  Average interest-earning assets increased $47.3 million in the first quarter of 2019, compared to the same period in the prior year.  The increase in interest and dividend income for the current quarter can be mostly attributed to average yield increases of 18 basis points on commercial loans, 29 basis points in consumer loans, 18 basis points in taxable securities and 23 basis points in interest-earning deposits, due to rising interest rates, along with a $9.5 million increase in the average balance of commercial loans, primarily commercial real estate, and a $110.0 million increase in the average balance of interest-earning deposits, compared to the same period in the prior year.  The increase in interest expense for the current quarter can be mostly attributed to an increase in interest rates on interest-bearing deposit accounts, including promotional interest rates on time deposits, offset by a $44.5 million decrease in the average balance of borrowed funds.

Non-Interest Income:

Non-interest income for the current quarter was $4.9 million compared with $5.5 million for the same period in the prior year, a decrease of $0.6 million, or 10.0%.  The decrease was due primarily to decreases of $0.4 million in other non-interest income and $0.1 million in service charges on deposit accounts, along with $0.1 million in net losses on sales of other real estate owned.  These items were offset by a $0.1 million increase in the fair market value of equity investments.  The decrease in other non-interest income was due primarily to the $0.4 million New York State sales tax refund received in March 2018.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.5 million compared with $14.2 million for the same period in the prior year, a decrease of $0.7 million, or 4.7%.  The decrease was due primarily to decreases of $0.1 million in pension and other employee benefits, $0.1 million in furniture and equipment expense, $0.1 million in professional services, $0.1 million in other real estate owned expense, and $0.3 million in other non-interest expenses.  These items were partially offset by a $0.3 million reduced credit in other components of net periodic pension and postretirement benefits.  The decrease in pension and other employee benefits was due primarily to reduced health care costs.  The decrease in furniture and equipment expense was due primarily to runoff in depreciation expense related to mechanical equipment, as well as a reduction in non-capitalized fixed asset purchases as compared to the prior year period due to the opening of two new branches in 2018.  The decrease in professional services was due primarily to consulting costs associated with the New York State sales tax refund received in March 2018.

Income Tax Expense:

Income tax expense for the current quarter was $1.0 million, a slight decrease when compared to the same period in the prior year.  The effective tax rate decreased from 19.3% for the first quarter of 2018 to 18.8% for the first quarter of 2019.

1st Quarter 2019 vs 4th Quarter 2018

Net Interest Income:

Net interest income for the current quarter totaled $15.2 million compared with $15.5 million for the prior quarter, a decrease of $0.3 million, or 2.0%, due primarily to a $0.2 million decrease in total interest and dividend income and an increase of $0.1 million in total interest expense.  Total interest and dividend income decreased due primarily to a decrease of $0.4 million in interest and fees from loans, offset by increases of $0.1 million in interest and dividends from taxable securities and $0.1 million in interest income from interest-earning deposits.  Total interest expense increased $0.1 million due to an increase in interest expense on deposits.  Fully taxable equivalent net interest margin was 3.71% in the first quarter of 2019, compared with 3.68% for the prior quarter.  The average yield on interest-earning assets increased six basis points, while the average cost of interest-bearing liabilities increased five basis points in the first quarter of 2019, compared to the prior quarter.  Average interest-earning assets decreased $9.2 million in the first quarter of 2019, compared to the prior quarter.  The decrease in total interest and dividend income for the current quarter can be mostly attributed to the lower average balances of $4.4 million in residential mortgages, $8.7 million in consumer loans and $3.7 million in investment securities, along with a four basis points decrease in the average yield on commercial loans.  These items were offset by a 33 basis points increase in the average yield on taxable securities, compared to the prior quarter.  The increase in interest expense for the current quarter can be mostly attributed to an increase in interest rates on interest-bearing deposit accounts, including promotional interest rates on time deposits.

Non-Interest Income:

Non-interest income for the current quarter was $4.9 million, a slight increase when compared to the prior quarter.  The slight increase was due primarily to a $0.3 million increase in the fair market value of equity investments, offset by decreases of $0.1 million in net gains on sales of loans held for sale and $0.1 million in service charges on deposit accounts.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.5 million compared with $14.2 million for the prior quarter, a decrease of $0.7 million, or 5.0%.  The decrease can be mostly attributed to a $0.8 million charge related to the lump sum settlement to terminated, vested employees that was included in other components of net periodic pension and postretirement benefits in the prior quarter. There were also decreases of $0.2 million in professional services and $0.4 million in other non-interest expense, partially offset by increases of $0.4 million in salaries and wages and $0.5 million in pension and other employee benefits.  The decreases in professional services and other non-interest expense was related to the timing of various projects.  The increase in salaries and wages can be attributed to reductions in year-end bonus accruals and deferred compensation recorded in the prior quarter, along with a decrease in open positions in the current quarter.  The increase in pension and other employee benefits can be attributed to higher payroll taxes and health care costs.

Income Tax Expense:

Income tax expense for the current quarter was $1.0 million compared with $0.7 million for the prior quarter, a decrease of $0.3 million, or 56.7%.  The increase in income tax expense can be attributed to a tax benefit of $0.4 million recorded in December 2018, due to the enactment of the Tax Cuts and Job Act of 2017.

Asset Quality

Non-performing loans totaled $15.1 million at March 31, 2019, or 1.16% of total loans, compared with $12.3 million at December 31, 2018, or 0.93% of total loans.  Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $15.3 million, or 0.86% of total assets, at March 31, 2019, compared with $12.8 million, or 0.73% of total assets, at December 31, 2018. The increase in non-performing loans can be mostly attributed to one commercial relationship for $3.4 million, partially offset by decreases in non-performing loans in the residential mortgage and consumer loan portfolios.  The increase in in non-performing assets can also be attributed to the one commercial relationship for $3.4 million, partially offset by the sale of multiple other real estate owned properties during the first quarter of 2019.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth.  Based on this analysis, the provision for loan losses for the first quarter of 2019 was $1.1 million, an increase of $0.4 million compared with the same period in the prior year.  The increase in the provision for loan losses was due primarily to recording a $1.9 million provision for the $3.4 million commercial relationship noted above.  This item was partially offset by lower loan loss factors and loan volume for the residential mortgage and consumer loan portfolios.  Net charge-offs for the first quarter of 2019 were $0.3 million, compared with $0.5 million for the first quarter of 2018.

The allowance for loan losses was $19.7 million at March 31, 2019 compared with $18.9 million at December 31, 2018.  The allowance for loan losses was 130.77% of non-performing loans at March 31, 2019 compared with 154.59% at December 31, 2018.  The ratio of the allowance for loan losses to total loans was 1.52% at March 31, 2019 compared with 1.44% at December 31, 2018.

Balance Sheet Activity

Total assets were $1.770 billion at March 31, 2019 compared with $1.755 billion at December 31, 2018, an increase of $14.2 million, or 0.8%.  The increase can be mostly attributed to an increase of $24.5 million in securities available for sale and an increase of $8.4 million in operating lease right-of-use assets related to the adoption of ASU No. 2016-02 Leases (“Topic 842”) as of January 1, 2019.  These items were offset by decreases of $12.9 million in loans and $4.2 million in cash and cash equivalents.

The decrease in cash and cash equivalents was due to changes in securities, loans, deposits, and borrowings.  The decrease in total loans can be mostly attributed to decreases of $7.0 million in indirect consumer loans, $3.1 million in other consumer loans, $1.3 million in residential mortgages and $3.3 million in commercial mortgages, offset by an increase of $1.9 million in commercial and agricultural loans.  The increase in securities available for sale can be mostly attributed to purchases in the amount of $29.5 million, offset by maturities and paydowns.

Total liabilities were $1.598 billion at March 31, 2019 compared with $1.590 billion at December 31, 2018, an increase of $7.7 million or 0.5%.  The increase in total liabilities can be mostly attributed to an increase in operating lease liabilities related to the January 1, 2019 adoption of Topic 842.  Deposits totaled $1.567 billion at March 31, 2019 compared with $1.569 billion at December 31, 2018, a decrease of $2.7 million, or 0.2%.  The decline was attributable to a decrease of $22.4 million in non-interest bearing demand deposit accounts, offset by increases of $8.2 million in interest-bearing demand deposit accounts, $2.5 million in money market accounts, $2.2 million in savings accounts and $6.8 million in time deposits, due to a rate promotion.  The decrease in non-interest-bearing demand deposit accounts was mainly attributable to an outflow of commercial deposits.

Total shareholders’ equity was $171.5 million at March 31, 2019 compared with $165.0 million at December 31, 2018, an increase of $6.5 million, or 3.9%.  The increase in retained earnings of $3.2 million was due primarily to earnings of $4.5 million, offset by $1.3 million in dividends declared.  The decrease in accumulated other comprehensive loss of $2.6 million can be mostly attributed to the increase in the fair market value of the securities portfolio.  Also, treasury stock decreased $0.4 million, due to the issuance of shares to the Corporation’s employee benefit stock plans and directors’ stock plans.

The total equity to total assets ratio was 9.69% at March 31, 2019 compared with 9.40% at December 31, 2018.  The tangible equity to tangible assets ratio was 8.50% at March 31, 2019 compared with 8.19% at December 31, 2018.  Book value per share increased to $35.27 at March 31, 2019 from $33.99 at December 31, 2018.  As of March 31, 2019, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.805 billion at March 31, 2019, including $282.1 million of assets under management or administration for the Corporation, compared to $1.768 billion at December 31, 2018, including $283.0 million of assets under management or administration for the Corporation, an increase of $36.7 million, or 2.1%.  The growth in total assets under management or administration can be mostly attributed to an increase in the market value of total assets.

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.8 billion financial services holding company headquartered in Elmira, New York and operates 32 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.  Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2018 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2019	2018	2018	2018	2018
ASSETS
Cash and due from financial institutions	$28,153	$33,040	$31,831	$30,837	$25,473
Interest-earning deposits in other financial institutions	97,657	96,932	82,081	3,978	5,531
Total cash and cash equivalents	125,810	129,972	113,912	34,815	31,004

Equity investments	2,032	1,909	1,987	2,112	2,154

Securities available for sale	266,721	242,258	246,473	265,157	278,984
Securities held to maturity	3,861	4,875	4,203	3,806	3,640
FHLB and FRB stocks, at cost	3,143	3,138	3,138	5,816	3,097
Total investment securities	273,725	250,271	253,814	274,779	285,721

Commercial	862,597	864,024	857,954	860,209	848,075
Mortgage	181,428	182,724	188,636	193,423	194,600
Consumer	255,012	265,158	274,048	280,812	277,236
Loans, net of deferred loan fees	1,299,037	1,311,906	1,320,638	1,334,444	1,319,911
Allowance for loan losses	(19,745)	(18,944)	(19,635)	(19,645)	(21,390)
Loans, net	1,279,292	1,292,962	1,301,003	1,314,799	1,298,521

Loans held for sale	658	502	1,715	684	190
Premises and equipment, net	24,279	24,980	25,514	26,049	26,136
Operating lease right-of-use assets	8,391	-	-	-	-
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	1,188	1,351	1,527	1,709	1,891
Accrued interest receivable and other assets	32,373	31,572	32,568	33,395	32,513
Total assets	$1,769,572	$1,755,343	$1,753,864	$1,710,166	$1,699,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$462,000	$484,433	$469,887	$462,233	$460,271
Interest-bearing demand deposits	187,834	179,603	211,099	125,867	144,707
Money market accounts	540,476	537,948	532,489	522,328	574,075
Savings deposits	219,199	217,027	217,621	222,387	222,700
Time deposits	156,993	150,226	144,901	146,094	116,447
Total deposits	1,566,502	1,569,237	1,575,997	1,478,909	1,518,200

Securities sold under agreements to repurchase	-	-	-	-	10,000
FHLB advances and other debt	4,250	4,304	4,358	63,361	4,464
Operating lease liabilities	8,399	-	-	-	-
Accrued interest payable and other liabilities	18,887	16,773	17,010	16,116	17,028
Total liabilities	1,598,038	1,590,314	1,597,365	1,558,386	1,549,692

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,174	45,820	46,006	45,873	46,404
Retained earnings	146,340	143,129	138,654	132,973	131,694
Treasury stock, at cost	(12,191)	(12,562)	(12,927)	(12,998)	(14,053)
Accumulated other comprehensive loss	(8,842)	(11,411)	(15,287)	(14,121)	(13,836)
Total shareholders' equity	171,534	165,029	156,499	151,780	150,262
Total liabilities and shareholders' equity	$1,769,572	$1,755,343	$1,753,864	$1,710,166	$1,699,954

Period-end shares outstanding	4,863	4,855	4,837	4,831	4,824

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,		Percent
(in thousands, except per share data)	2019	2018	Change
Interest and dividend income:
Loans, including fees	$14,489	$14,050	3.1
Taxable securities	1,195	1,289	(7.3)
Tax exempt securities	273	308	(11.4)
Interest-earning deposits	708	22	3118.2
Total interest and dividend income	16,665	15,669	6.4

Interest expense:
Deposits	1,461	501	191.6
Securities sold under agreements to repurchase	-	93	(100.0)
Borrowed funds	37	175	(78.9)
Total interest expense	1,498	769	94.8

Net interest income	15,167	14,900	1.8
Provision for loan losses	1,093	709	54.2
Net interest income after provision for loan losses	14,074	14,191	(0.8)

Non-interest income:
Wealth management group fee income	2,276	2,316	(1.7)
Service charges on deposit accounts	1,104	1,164	(5.2)
Interchange revenue from debit card transactions	1,031	1,035	(0.4)
Change in fair value of equity investments	89	(10)	N/M
Net gains on sales of loans held for sale	48	46	4.3
Net gains (losses) on sales of other real estate owned	(83)	44	N/M
Income from bank owned life insurance	15	16	(6.3)
Other	445	864	(48.5)
Total non-interest income	4,925	5,475	(10.0)

Non-interest expense:
Salaries and wages	5,721	5,714	0.1
Pension and other employee benefits	1,545	1,658	(6.8)
Other components of net periodic pension and postretirement benefits	(141)	(408)	N/M
Net occupancy	1,567	1,608	(2.5)
Furniture and equipment	528	658	(19.8)
Data processing	1,727	1,742	(0.9)
Professional services	405	540	(25.0)
Amortization of intangible assets	163	194	(16.0)
Marketing and advertising	268	349	(23.2)
Other real estate owned expense	31	138	(77.5)
FDIC insurance	265	317	(16.4)
Loan expense	196	169	16.0
Other	1,222	1,487	(17.8)
Total non-interest expense	13,497	14,166	(4.7)

Income before income tax expense	5,502	5,500	0.0
Income tax expense	1,034	1,061	(2.5)
Net income	$4,468	$4,439	0.7

Basic and diluted earnings per share	$0.92	$0.92
Cash dividends declared per share	0.26	0.26
Average basic and diluted shares outstanding	4,860	4,822

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2019	2018	2018	2018	2018
RESULTS OF OPERATIONS
Interest income	$16,665	$16,879	$16,136	$15,869	$15,669
Interest expense	1,498	1,395	1,057	852	769
Net interest income	15,167	15,484	15,079	15,017	14,900
Provision (credit) for loan losses	1,093	(218)	300	2,362	709
Net interest income after provision (credit) for loan losses	14,074	15,702	14,779	12,655	14,191
Non-interest income	4,925	4,893	7,381	5,325	5,475
Non-interest expense	13,497	14,205	13,428	14,967	14,166
Income before income tax expense	5,502	6,390	8,732	3,013	5,500
Income tax expense	1,034	660	1,802	486	1,061
Net income	$4,468	$5,730	$6,930	$2,527	$4,439

Basic and diluted earnings per share	$0.92	$1.18	$1.43	$0.52	$0.92
Average basic and diluted shares outstanding	4,860	4,843	4,834	4,828	4,822

PERFORMANCE RATIOS
Return on average assets	1.03%	1.29%	1.61%	0.59%	1.06%
Return on average equity	10.83%	14.29%	17.81%	6.70%	11.96%
Return on average tangible equity (a)	12.56%	16.74%	21.01%	7.94%	14.21%
Efficiency ratio (unadjusted) (f)	67.18%	69.71%	59.79%	73.58%	69.53%
Efficiency ratio (adjusted) (a) (b)	66.04%	68.49%	64.72%	67.47%	68.21%
Non-interest expense to average assets	3.12%	3.21%	3.13%	3.52%	3.37%
Loans to deposits	82.93%	83.60%	83.80%	90.23%	86.94%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.54%	4.54%	4.36%	4.33%	4.34%
Yield on investments	2.42%	2.16%	2.18%	2.21%	2.22%
Yield on interest-earning assets	4.07%	4.01%	3.96%	3.94%	3.94%
Cost of interest-bearing deposits	0.54%	0.48%	0.33%	0.24%	0.20%
Cost of borrowings	3.52%	3.58%	2.38%	2.41%	2.23%
Cost of interest-bearing liabilities	0.55%	0.50%	0.39%	0.32%	0.29%
Interest rate spread	3.52%	3.51%	3.57%	3.62%	3.65%
Net interest margin, fully taxable equivalent	3.71%	3.68%	3.71%	3.73%	3.75%

CAPITAL
Total equity to total assets at end of period	9.69%	9.40%	8.92%	8.88%	8.84%
Tangible equity to tangible assets at end of period (a)	8.50%	8.19%	7.69%	7.60%	7.55%

Book value per share	$35.27	$33.99	$32.35	$31.42	$31.16
Tangible book value per share (a)	30.54	29.22	27.53	26.55	26.24
Period-end market value per share	46.93	41.31	42.43	50.11	46.47
Dividends declared per share	0.26	0.26	0.26	0.26	0.26

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,296,200	$1,306,556	$1,330,071	$1,328,386	$1,315,207
Interest earning assets	1,671,063	1,680,269	1,625,132	1,625,591	1,623,748
Total assets	1,753,788	1,756,765	1,704,721	1,703,722	1,703,047
Deposits	1,565,371	1,576,629	1,501,082	1,495,410	1,488,708
Total equity	167,385	159,032	154,331	151,216	150,495
Tangible equity (a)	144,293	135,766	130,891	127,591	126,665

ASSET QUALITY
Net charge-offs	$292	$472	$310	$4,107	$480
Non-performing loans (d)	15,099	12,254	12,629	12,790	17,280
Non-performing assets (e)	15,304	12,828	13,356	13,676	19,113
Allowance for loan losses	19,745	18,944	19,635	19,645	21,390

Annualized net charge-offs to average loans	0.09%	0.14%	0.09%	1.24%	0.15%
Non-performing loans to total loans	1.16%	0.93%	0.96%	0.96%	1.31%
Non-performing assets to total assets	0.86%	0.73%	0.76%	0.80%	1.12%
Allowance for loan losses to total loans	1.52%	1.44%	1.49%	1.47%	1.62%
Allowance for loan losses to non-performing loans	130.77%	154.59%	155.48%	153.60%	123.78%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018			Three Months Ended March 31, 2019 vs. 2018
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest earning assets:
Commercial loans	$854,201	$9,927	4.71%	$844,674	$9,431	4.53%	$496	$109	$387
Mortgage loans	181,721	1,721	3.84%	194,917	1,811	3.77%	(90)	(124)	34
Consumer loans	260,278	2,878	4.48%	275,616	2,845	4.19%	33	(161)	194
Taxable securities	213,702	1,198	2.27%	250,015	1,291	2.09%	(93)	(198)	105
Tax-exempt securities	47,295	333	2.86%	54,624	379	2.81%	(46)	(53)	7
Interest-earning deposits	113,866	708	2.52%	3,902	22	2.29%	686	684	2
Total interest earning assets	1,671,063	16,765	4.07%	1,623,748	15,779	3.94%	986	257	729

Non-interest earnings assets:
Cash and due from banks	27,976			27,252
Premises and equipment, net	25,026			26,545
Other assets	54,696			53,753
Allowance for loan losses	(19,253)			(21,253)
AFS valuation allowance	(5,720)			(6,998)
Total assets	$1,753,788			$1,703,047

Interest-bearing liabilities:
Interest-bearing checking	$195,814	$205	0.42%	$151,511	$35	0.09%	170	13	157
Savings and money market	754,295	795	0.43%	769,997	374	0.20%	421	(8)	429
Time deposits	153,264	461	1.22%	117,120	92	0.32%	369	37	332
FHLB advances and repos	4,268	37	3.52%	48,720	268	2.23%	(231)	(331)	100
Total int.-bearing liabilities	1,107,641	1,498	0.55%	1,087,348	769	0.29%	729	(289)	1,018

Non-interest-bearing liabilities:
Demand deposits	461,998			450,080
Other liabilities	16,764			15,124
Total liabilities	1,586,403			1,552,552
Shareholders' equity	167,385			150,495
Total liabilities and shareholders' equity	$1,753,788			$1,703,047

Fully taxable equivalent net interest income		15,267			15,010		$257	$546	$(289)
Net interest rate spread (1)			3.52%			3.65%
Net interest margin, fully taxable equivalent (2)			3.71%			3.75%
Taxable equivalent adjustment		(100)			(110)
Net interest income		$15,167			$14,900

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis.  That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations.  Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2019	2018	2018	2018	2018
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,167	$15,484	$15,079	$15,017	$14,900
Fully taxable equivalent adjustment	100	105	99	106	110
Fully taxable equivalent net interest income (non-GAAP)	$15,267	$15,589	$15,178	$15,123	$15,010

Average interest-earning assets (GAAP)	$1,671,063	$1,680,269	$1,625,132	$1,625,591	$1,623,748

Net interest margin - fully taxable equivalent (non-GAAP)	3.71%	3.68%	3.71%	3.73%	3.75%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income).  The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2019	2018	2018	2018	2018
EFFICIENCY RATIO
Net interest income (GAAP)	$15,167	$15,484	$15,079	$15,017	$14,900
Fully taxable equivalent adjustment	100	105	99	106	110
Fully taxable equivalent net interest income (non-GAAP)	$15,267	$15,589	$15,178	$15,123	$15,010

Non-interest income (GAAP)	$4,925	$4,893	$7,381	$5,325	$5,475
Less: changes in fair value of equity investments	-	-	(2,093)	-	-
Less: net (gains) losses on security transactions	-	-	-	-	-
Adjusted non-interest income (non-GAAP)	$4,925	$4,893	$5,288	$5,325	$5,475

Non-interest expense (GAAP)	$13,497	$14,205	$13,428	$14,967	$14,166
Less: amortization of intangible assets	(163)	(176)	(182)	(182)	(194)
Less: legal reserve	-	-	-	(989)	-
Adjusted non-interest expense (non-GAAP)	$13,334	$14,029	$13,246	$13,796	$13,972

Efficiency ratio (unadjusted)	67.18%	69.71%	59.79%	73.58%	69.53%
Efficiency ratio (adjusted)	66.04%	68.49%	64.72%	67.47%	68.21%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets.  Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets.  Tangible book value per share represents the Corporation’s equity divided by common shares at period-end.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2019	2018	2018	2018	2018
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$171,534	$165,029	$156,499	$151,780	$150,262
Less: intangible assets	(23,012)	(23,175)	(23,351)	(23,533)	(23,715)
Tangible equity (non-GAAP)	$148,522	$141,854	$133,148	$128,247	$126,547

Total assets (GAAP)	$1,769,572	$1,755,343	$1,753,864	$1,710,166	$1,699,954
Less: intangible assets	(23,012)	(23,175)	(23,351)	(23,533)	(23,715)
Tangible assets (non-GAAP)	$1,746,560	$1,732,168	$1,730,513	$1,686,633	$1,676,239

Total equity to total assets at end of period (GAAP)	9.69%	9.40%	8.92%	8.88%	8.84%
Book value per share (GAAP)	$35.27	$33.99	$32.35	$31.42	$31.16

Tangible equity to tangible assets at end of period (non-GAAP)	8.50%	8.19%	7.69%	7.60%	7.55%
Tangible book value per share (non-GAAP)	$30.54	$29.22	$27.53	$26.55	$26.24

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2019	2018	2018	2018	2018
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$167,385	$159,032	$154,331	$151,216	$150,495
Less: average intangible assets	(23,092)	(23,266)	(23,440)	(23,625)	(23,830)
Average tangible equity (non-GAAP)	$144,293	$135,766	$130,891	$127,591	$126,665

Return on average equity (GAAP)	10.83%	14.29%	17.81%	6.70%	11.96%
Return on average tangible equity (non-GAAP)	12.56%	16.74%	21.01%	7.94%	14.21%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items.  The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2019	2018	2018	2018	2018
NON-GAAP NET INCOME
Reported net income (GAAP)	$4,468	$5,730	$6,930	$2,527	$4,439
Net changes in fair value of investments (net of tax)	-	-	(1,559)	-	-
Legal reserve (net of tax)	-	-	-	737	-
Revaluation of net deferred tax asset	-	(445)	-	-	-
Net income (non-GAAP)	$4,468	$5,285	$5,371	$3,264	$4,439

Average basic and diluted shares outstanding	4,860	4,843	4,834	4,828	4,822

Reported basic and diluted earnings per share (GAAP)	$0.92	$1.18	$1.43	$0.52	$0.92
Reported return on average assets (GAAP)	1.03%	1.29%	1.61%	0.59%	1.06%
Reported return on average equity (GAAP)	10.83%	14.29%	17.81%	6.70%	11.96%

Basic and diluted earnings per share (non-GAAP)	$0.92	$1.09	$1.11	$0.68	$0.92
Return on average assets (non-GAAP)	1.03%	1.19%	1.25%	0.77%	1.06%
Return on average equity (non-GAAP)	10.83%	13.18%	13.81%	8.66%	11.96%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone:  607-737-3714